SERVICES AGREEMENT

         The  terms  and   conditions   of  this  Services   Agreement   between
___________________ ("Adviser") [could also be "Distributor"] and Insurance Company (the "Company") are effective as of _____________, 199_.

         WHEREAS, the Company,  ____________________________(the  "Trust"),  and
____________________, the Trust's Distributor have entered into a Fund Participation Agreement dated , 199_, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases shares ("Shares") of certain Portfolios of the Trust ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

         WHEREAS, Adviser recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of servicing owners of such Variable Contracts, the Company will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

         WHEREAS, Adviser wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trust to Variable Contract owners; and

         WHEREAS,   the  following   represents  the  collective  intention  and
understanding of the service fee agreement between Adviser and the Company.

         NOW, THEREFORE, in consideration of their mutual promises, the Company and Adviser agree as follows:

         1. Services. The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners' votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust or Adviser as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

         2. Compensation. In consideration of the Services, Adviser agrees to pay to the Company a service fee at an annual rate equal to ________ (__) basis points (___%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears[, provided however, that such payments shall only be payable for each calendar month during which time the total dollar value of Shares held by the Separate Accounts purchased pursuant to the Participation Agreement exceeds $ million]. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by Adviser at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by Adviser.

         3. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and Adviser, or upon assignment of the Participation Agreement by either the Company or Adviser. Notwithstanding the termination of this Services Agreement, Adviser will continue to pay the service fees in accordance with paragraph 2 so long as net assets [equal to or exceeding the total dollar value set forth in Section 2] of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

         4. Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

         5. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, Adviser or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

         In witness whereof, the parties have caused their duly authorized officers to execute this Services Agreement.

                                            [ADVISER]


                                            By:
                                            Title:
                                            Date:



                                            [INSURANCE COMPANY]


                                            By:
                                            Title:
                                            Date: